Exhibit 99.1
MMS - The MAXIMUS Conference Call

July 24, 2007, 8:30 AM ET

CORPORATE PARTICIPANTS

 Lisa Miles
 Maximus - IR

 Rich Montoni
 Maximus – CEO

David Walker
 Maximus - CFO

David Francis
 Maximus - General Counsel and Secretary

CONFERENCE CALL PARTICIPANTS

 George Price
 Stifel Nicolaus - Analyst

 Charles Strauzer
 CJS Securities - Analyst

 Matthew McKay
 Jefferies & Company - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Maximus conference call. During the session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS). At this time, I would like to turn the call over to Lisa Miles, Director of Investor Relations.

 Lisa Miles - Maximus - IR

 Good morning and thank you for joining us. On the call today is Richard Montoni, Chief Executive Officer; and David Walker, Chief Financial Officer. Following our prepared comments we will open the call up to Q&A.

Before we begin, I would like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filing. We encourage you to review the summary of these risks in our most recent 10-Q. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. With that, I will turn the call over to Rich Montoni.

 Rich Montoni - Maximus - CEO

 Thank you, Lisa, and good morning everyone. Last night, the Company issued press releases regarding two separate events, and the purpose of this call is to discuss these two announcements.

First, Maximus has reached a settlement with the Department of Justice pertaining to the previously disclosed federal Medicaid reimbursement work the Company performed on behalf of the District of Columbia. As part of this, we've also entered into a corporate integrity agreement with the Department of Health and Human Services.

Second, we announced that the Company will pursue strategic alternatives and has retained UBS Investment Bank as its financial adviser to assist with this process.
I think it's important to put both announcements in the context of the Company's overriding strategic focus over the past year. Since I rejoined Maximus as CEO 15 months ago, we have worked hard to focus the organization and position it for long-term sustainable growth, profitability, and hence, maximizing shareholder value. As part of this, strategic alternatives have been under consideration for sometime. In order to pursue this path, it has been necessary to address several legacy issues head on.

And, the ongoing DC investigation was one such issue. While the magnitude of today's settlement was very substantial, it became clear as we went through the process of resolving the matter that it was in the best interest of the Company, its clients, employees and shareholders to resolve this issue. By settling this matter and avoiding protracted litigation, we addressed one of our largest sources of uncertainty facing the Company. With the settlement, we clear the decks and we are ready to pursue the best alternative to fully realize the potential of the Company in today's market.

Now let's turn to the financial details of the settlement and its impact on the quarter. As disclosed in the press release, the settlement and other legal charges are expected to total approximately $33 million and will be recorded in our fiscal third quarter ended June 30, 2007.

However, there is a portion of the settlement that is not tax-deductible. The associated tax benefit on the settlement and related expenses is approximately $4.5 million. This results in an after-tax impact of approximately $1.30 per share for the Company's third fiscal quarter.

As a result of this, Maximus now expects GAAP loss for the third quarter to be in the range of $0.66 to $0.68 per share and for the full-year expects loss of $0.35 to $0.45 per share. Now excluding the impact of the settlement and legal expenses, the Company expects preliminary third quarter earnings to be in the range of $0.62 to $0.64, which is slightly better than expected, but principally due to timing. Our operations performed well in the quarter, and despite the cash outlay for this settlement that will occur in the fourth quarter, we ended the third quarter with cash and marketable securities of $215 million at June 30.

Our continued strong cash position reflects solid performance from operations and improved DSOs resulting in cash from operations of approximately $36 million for the three months ended June 30, 2007. We're also reiterating our full-year guidance, excluding the legal and settlement charges in the third quarter of $0.85 to $0.95 per share. It's our expectation that we will report final reports for the period on August 7.

Let's take a step back and look at the DC project in more detail. It became clear that the project simply did not live up to the Maximus professional standards. This project and its issues date back several years under the leadership of a former management team. Nevertheless, it's important that we as an organization take full responsibility for the conduct at issue to underscore the Company's commitment to maintaining the highest levels of corporate integrity under the Maximus code of business conduct and ethics.

We are pleased to have reached a settlement agreement. So long as we comply with the various settlement agreements we've entered into, no criminal charges will be filed against the Company. This is important. We've taken several remedial actions and are fully committed to improve oversight and accountability. As noted in last night's press release, we've worked hard to standardize procedures with the creation of a formal professional practices guide. We've expanded our internal compliance function. We've increased training programs across the employee base and we have initiated rigorous quality reviews. The corporate integrity agreement, which will be filed as an 8-K in the coming days, is a means to enforce and further the initiatives we have already put into place.

We do not believe there are outstanding issues of a similar nature to be addressed. We have done a detailed review of current and past federal health care reimbursement project. And while there can be no absolutes, we are comfortable with the results of that review. The Company will continue to have normal course audits as part of the ongoing work in the federal health care reimbursement market, but this simply is the nature of the reimbursement work itself.

I would also like to note that, in May, Maximus voluntarily decided it will no longer offer or pursue contracts that involves contingent fee terms for federal -- and I emphasize federal -- reimbursement claiming services which some of you may know as [RevMax]. I note that this is federal claiming only, federal contingency claiming only. We will continue to have performance-based terms throughout the Company as well as contingency claiming for other than federal reimbursement. The book of business at hand for federal health care reimbursement is less than 3% of total Company revenue, to put it in perspective.

Now, as we have talked about before, this has been part of an ongoing effort at Maximus to reduce the amount of contingency-based work within our consulting practice. Over the past year, we've reduced contingency-based work in the consulting segment from about 30% of consulting segment revenue in fiscal 2006 to what we expect to be about 20% of consulting segment revenue for fiscal 2007. Going forward, we will be bidding these services on a fee for service or time and material basis and we believe this shift increases the value of proposition to our clients while at the same time helps the Company best balance risk and rewards. In doing so, we believe this creates a win-win scenario for Maximus and its clients and will allow for improved compliance with federal regulations in a market subject to rigorous audits.

We view this settlement as positive. It enables us to move forward and focus on realizing the long-term growth potential of the Company. Today's announcement is also consistent with our approach over the past year of dealing decisively with legacy issues. With this issue resolved, we can now work to move the Company forward in the best interest of our employees, our clients and our shareholders.

By considering strategic alternatives, we believe we'll best position Maximus to compete and succeed. Our industry environment is growing, but it's changing. As we saw with Texas, contracts are bigger and they are more complex. We believe the best avenue would allow us to couple our subject matter expertise with the right capabilities and the right assets in order for us to continue to be a leader well into the future. We believe that a strategic alternative should set the platform for expanded capabilities and services to our clients in a market environment that is increasingly seeking solutions that combine IT infrastructure with extensive subject matter expertise.

In light of this announcement, as long as the process is underway, we do not intend to resume the repurchase of shares under the Company's Board authorized program. And, as noted in today's press release -- yesterday's press release, the Company does not expect to disclose further developments regarding the process until the review of the strategic alternatives has been completed. And, there can be no assurances about the outcome of the process.

With that, let's open the call up to questions. Operator?

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) George Price.

  George Price - Stifel Nicolaus - Analyst

 Thanks very much. A couple of questions. First of all, with regard to the strategic alternatives, can you just maybe give us your thoughts on how that's going to view the use of the cash? How are you looking at a potential sale versus a leverage recap, big share repurchase, those different options?

 Rich Montoni - Maximus - CEO

 Good morning George. Good question. We are early on in the process from -- in terms of considering strategic alternatives, and I would say that really all alternatives are open for consideration. We don't have any preconceived disposition as it relates to the use of the cash. We certainly, as I said in my call notes, don't intend to reconstitute our share repurchase programs. So as these alternatives unfold, I think that will give us some better clarity in terms of what might happen to the cash, and certainly there's several alternatives out there.

  George Price - Stifel Nicolaus - Analyst

 Just hypothetically, Rich, what kind of leverage would you think is reasonable for the business?

 Rich Montoni - Maximus - CEO

 I think that's actually a better question for a potential buyer to address. So it's a pretty dynamic market out there, George, as you well know, so I'm going to refrain from giving you a maximum recap leverage metric. I think we just have to see how things unfold.

  George Price - Stifel Nicolaus - Analyst

 Okay. And with respect to the cash flow in the quarter and then the fiscal year, the good strong cash from operations, can you walk through some of the components of what drove the cash from operations? It looks like collections, but specifically, were there collections also in there related to Texas, and how sustainable is that? And what does that also mean for cash flow, looking into the fourth fiscal quarter, given the settlement payment? Any other moving parts in working capital? What kind of cash flow could we be looking at for the fourth quarter and the fiscal year?

 Rich Montoni - Maximus - CEO

 George, I think we're all very anxious to talk about in detail the results of the third quarter and what it means to Q4 and beyond. We're going to have to defer some of the in-depth conversation until August 7 when we get into those quarterly results in depth. But I will say that from a macro perspective, we are very pleased with the $36 million cash flow from operations in the third quarter. It is reflective of the main drivers, being obviously very solid results of operations, excluding these legal and settlement charges, which is encouraging. It does reflect improved collections and DSOs, and there is some other working capital flux involved there. I know Dave Walker is anxious to get into those details on the call on August 7. It's preliminary at this time, so we're going to avoid any more in-depth conversation about that until that call.

 George Price - Stifel Nicolaus - Analyst

 Okay. I will circle back around. Thank you.

 Operator

 Jason Kupferberg.

 Unidentified Participant

 Hi, this is [Allison] for Jason. I was just wondering if you can clarify the meaning of -- it was mentioned in the press release -- deferred prosecution agreement, and if there was -- what constitutes a violation of this agreement? I was trying to get an idea if there's a risk to the remaining 20% of consulting revenues?

  Rich Montoni - Maximus - CEO

 So your first question is, generally, what's a deferred prosecution agreement?

 Unidentified Participant

 Right.

 Rich Montoni - Maximus - CEO

 A deferred prosecution agreement and -- under the terms of the deferred prosecution agreement, the government has deferred prosecuting the Company for criminal purposes provided the Company complies with this compliance agreement, referred to as a CIA agreement for 24 months. It's a bit probationary in nature. So basically, it's a means for the government to ensure that the Company complies with the agreement for 24 months, and it's also a means for the Company to avoid criminal charges. And I do note that no criminal charges have been filed as a result of the process. Bu the government in essence reserves the right to pursue criminal alternatives should we not comply with the CIA agreement.

And I want to add one other point here. The CIA agreement, if you have an opportunity to look into it, and I would encourage you to do so; my reaction to it is, it's 80% matters that we already have in place here. We do pride ourselves in our business ethics and in our practices. So we have essentially these policies and procedures in place. And the remainder of it I think is quite straight forward and quite frankly just good business. We do expect to file an 8K, which we'll have those agreements as an exhibit that could be as soon as later today.

Allison, was there a second part to your question?

Unidentified Participant

 We're just kind of wondering if because of this agreement there's any risk -- you said there's 20% of the consulting revenues, they were the CT Medicaid type work?

 Rich Montoni - Maximus - CEO

 That's correct.

Unidentified Participant

 So is there any risk to that remaining, those projects?

 Rich Montoni - Maximus - CEO

 Well, our plan is, we're not offering federal contingency terms on new work that we're bidding. We've been in the process of trying to transition that book of business to either fixed fee or hourly for the past year and we've been successful in many regards, not all regards. We will continue to wind down projects that have contingency-based terms to them so as not to be disruptive to our clients. But most importantly, we're finding some pretty strong demand in other areas, most notably fraud waste and abuse. We see that as a very substantial growth opportunity and I more than expect that to compensate for any loss, contract loss or revenue loss, that might occur from no longer offering the contingency terms.

Unidentified Participant

 Okay, great. And then just lastly, can you provide an update on the Texas contract and the Accenture arbitration?

  Rich Montoni - Maximus - CEO

 I can. Where the contract stands is, the arbitration process between Maximus and Accenture center continues. Maximus remains open to, I will say, settlement discussions with Accenture, underscoring that we remain comfortable with our position and any discussions were fair and reasonable. But really, any settlement discussions would first have to be driven by an agreement between the state and Accenture, and that is between the state and Accenture, and I'm just not privy to those processes as they stand today.

 Unidentified Participant

 Great, thank you so much.

 Operator

 (OPERATOR INSTRUCTIONS). Charles Strauzer.

  Charles Strauzer - CJS Securities - Analyst

 Good morning. Rich, could you give us an update on some of the other legal proceedings that were in the last Q, or specifically the Illinois proceeding and the -- a couple of the other arbitration claims -- the one in British Columbia and the one in Ontario?

 Rich Montoni - Maximus - CEO

 Good morning, Charlie. I'm going to ask our legal counsel to quickly comment on those manner matters.

  David Francis - Maximus - General Counsel and Secretary

 The one in Ontario is settled, and I believe that was in our last 10-Q, that that settled for C$2.5 million. So that one is over and done with. The matter in British Columbia continues. It's on a fairly slow path. There haven't been any developments there. The Illinois matter -- we have been advised that we're not a subject or a target of the investigation in Illinois, and I believe in consultation with our outside legal counsel who has been handling that matter, we're probably going to try to close that out in our upcoming 10-Q so that we don't have to continue to disclose in that in perpetuity.

  Rich Montoni - Maximus - CEO

 So the net, Charlie, is that I think that two out of the three will probably be the last time disclosed in this upcoming Q.

  Charles Strauzer - CJS Securities - Analyst

 Great. Rich, just more philosophically, can you maybe give us a sense of why now on the strategic alternative review? And was it caused by something externally? Were you approached by an external entity that may caused the Board to say, you know, we need to take a broader approach to this?

  Rich Montoni - Maximus - CEO

 Let me answer the second part to your question first, Charlie. No, there was no one event that triggered this, in terms of the Company making an inquiry. Over the years, Maximus has been a Company that has been of interest to many companies in the industry. So, that was not a precipitating event.

In answering your question in terms of why now, Charlie, I think there's two important dimensions. One is -- and I'd describe it as, a year ago was just not the right time to consider this. A year ago, we chose to focus on maximizing our existing operations. We chose to focus on improving infrastructure, how we contract, how we do quality and risk management and we have been working as you well know very hard to achieve that, and we have been working on these overhang matters over the last year. And I think net-net, we're starting to see very significant impacts from those efforts.

I would even add, the Texas or Accenture arbitration, while it's not resolved today, I think it's much better understood in a much better manageable situation, such that today versus a year ago, we can approach this process from a position of strength which is the right position to approach it.

Secondly, I would answer your question by saying, the second dimension is, now is the right time to consider it because our environment is very much a changing environment. I perceive it as a growth environment and we want Maximus to be in the best position to be the leader the next decade. We want Maximus to be in a position where it offers its customers the best solutions and services, it provides its employees the best career opportunities. And quite frankly in our business, that is the path to maximizing shareholder value. So stand-alone, the status quo may be fine and for many acceptable, but it may not necessarily be the best. Hence, now is the proper time to look at these strategic alternatives, Charlie.

  Charles Strauzer - CJS Securities - Analyst

 Great, thanks a lot, Rich.

 Operator

 (OPERATOR INSTRUCTIONS). Matthew McKay.

  Matthew McKay - Jefferies & Company - Analyst

 Good morning, guys. How long a time line do you think we're looking at for these strategic alternatives? Is this something that could be -- is it just going to drag out for some investment period of time, or do you want to have it wrapped up by the end of the year? How are you thinking about it?

 Rich Montoni - Maximus - CEO

 I think it really depends upon the strategic path that becomes plan A. Certainly, we are early in the process, so it's not a one- or two-month type process, but it's going to take probably at least several months. And frankly, I don't think anybody, any of our major constituents, as well as management and our Board, want this to be a long, drawn out process. That's not healthy. It can be distractive. And so I would not vote for a long, drawn out process, Matthew.

  Matthew McKay - Jefferies & Company - Analyst

 That's helpful. And then just for some basic framework in terms of how you're thinking about -- assuming that the Company is not sold and you go down a road of actually making some acquisitions; broadly speaking, would you stay focused in state and local, or would you potentially venture out of that into either commercial or federal? And if you do stay focused in state and local, are there any areas within state and local that have drawn your attention recently as being attractive?

  Rich Montoni - Maximus - CEO

 I'm going to answer your question more from a theoretical perspective as opposed to, here's our detailed plan, because the detailed plan will really fall out as we consider strategic alternatives. But, there's a couple of imported principals that I think I will simply reiterate because I know you know them that are important in considering your question. One is, we very much believe in focus and core competencies and capabilities as really an important path to differentiate a company, including Maximus. And we pride ourselves in having subject manner expertise in the state and local environment, especially in the health arena. So we remain very excited about opportunities in that arena, and that would be a guiding principle should it be new products and services, which I fully expect that the marketplace will be delighted to entertain, as well as mergers and acquisitions, should we go down that path, Matthew.

  Matthew McKay - Jefferies & Company - Analyst

 Just to kind of push back on that a little bit, with the cash and the balance sheet and you can probably lever up I would think to about three times EBITDA at least, given that the business is a little bit more stable now, you also would have the opportunity as sort more of a game-changing acquisition as well that -- where you can buy business that would expand your core competency.

  Rich Montoni - Maximus - CEO

 I would agree with what you're saying. I would emphasize that we do see information technology capability as increasing -- the demand for it increasing by our customer base in the future. So certainly, that has to be under consideration. I think what you said simply reiterates that having the strong cash position we have today with no debt gives us lots of opportunities, which is a great position to be in.

  Matthew McKay - Jefferies & Company - Analyst

 Thanks guys.

 Operator

 George Price.

  George Price - Stifel Nicolaus - Analyst

 Most of my questions have been answered, but I wanted to follow up with just a couple. First of all, Rich, just any -- you did reiterate guidance on an EPS basis, but can you comment at all maybe on revenue or free cash flow for the year?

  Rich Montoni - Maximus - CEO

 On revenue, I think we're still within our prior guidance range. And I'm going to defer on the cash flow pieces to give Dave Walker a chance to prepare for an address of that when we announce the call on the 7th, when we take the call on the 7th.

  George Price - Stifel Nicolaus - Analyst

 My second question is, around RevMax, and I know you've talked a little bit about it on some of the other questions, but there has picked up on some instances I guess out there where other RevMax type of business where the Feds have gone back to some of the states and clawed back some money. And there has been speculation, although that's at best the only thing that I have seen as to whether that could have an impact on you guys if there was a big claw-back and Maximus had been previously involved. So are you comfortable, based on your view thus far, that there is no obvious risk that there is any of that lurking out there?

  Rich Montoni - Maximus - CEO

 I think of it this way, George. I think there are a strata of risk and this DC situation is one strata. The other one is normal course audit risk where CMS or OIG audits the states who have submitted claims, and in many cases, we have assisted those states in submitting claims. And that the latter strata, there's ongoing risk. You need to know that CMS is always auditing these contracts. It takes several years to get through the audit process and we do know for a fact that CMS is very aggressive in their auditing today. So I would expect that their auditing process will continue. It wouldn't surprise me if they do have a claw-back claim against the jurisdiction, in which case what happens is, our contract with the state comes into play and our reliability is generally limited to the fee that we are paid. So, we are at risk for the fee that we were paid, but I view that as a order of magnitude much smaller risk than the one we just settled.

  George Price - Stifel Nicolaus - Analyst

 Great, thank you.

 Lisa Miles - Maximus - IR

 Operator, I believe we have one more question in the queue.

Operator

 There are no more questions in queue.

  Lisa Miles - Maximus - IR

 Well, thank you very much. This concludes this morning's conference call. We appreciate your attendance.

  Rich Montoni - Maximus - CEO

 Thank you very much.

 Operator

 Ladies and gentlemen, a replay of this call will be available to you within the hour. The replay information can be found on the press release. The direct link is http://reg.linkconferencecall.com/digitalplayback/digitialplaybackregistration.aspx?recib=5641.

This will conclude today's presentation. Thank you for your participation. You may now disconnect.